Exhibit 10.01
EXECUTION VERSION
February 24, 2009
SEPARATION AGREEMENT AND GENERAL RELEASE
1.0	PREAMBLE
1.1
You, Thomas M. Marra (“you” or “your”) and management of The Hartford Financial Services Group, Inc., including its direct and indirect subsidiaries, (“The Hartford”), have had a series of conversations about your employment. As a result of those conversations, and consistent with the terms of the Amended and Restated Employment Agreement dated September 7, 2006 (“2006 Employment Agreement”), as well as the October 31, 2008 Amendment to the 2006 Employment Agreement (“Amendment”), you and The Hartford agree to enter into this Separation Agreement and General Release (the “Agreement”) under the following terms. The terms of the 2006 Employment Agreement and the Amendment, including but not limited to The Hartford’s and your obligations under Section 10(j) of the 2006 Employment Agreement, as amended by the Amendment, if The Hartford or any of its subsidiaries participates in the Troubled Assets Relief Program or any similar program under the Emergency Economic Stabilization Act of 2008 or similar legislation, apply in all cases except as otherwise provided below. For the avoidance of doubt, nothing in this Agreement is intended to be duplicative of any of the amounts that would otherwise be payable to you under the 2006 Employment Agreement.

1.2
You and The Hartford have mutually agreed that your employment will terminate as a Termination Without Cause (as defined in Section 5(d) the 2006 Employment Agreement) effective July 3, 2009 (“Separation Date”), at which point you will be eligible to and will retire from The Hartford.

1.3	Following the Separation Date, you will receive payments and benefits per your 2006 Employment Agreement as provided for a Termination Without Cause with retirement eligibility.
2.0	THE HARTFORD’S OBLIGATIONS
2.1	Transition Period and Separation Date. You will remain employed with your current title during a transition period continuing through the Separation Date (“Transition Period”).
2.1.1.
Duties. During the Transition Period, you will perform services commensurate with your position, skills and experience as assigned by the Chief Executive Officer, including participating in meetings as reasonably requested and supporting organizational changes that are underway. During the Transition Period, you will be allowed a reduced schedule as mutually agreed by you and management, but in no event shall such work amount be less than twenty percent (20%) of the average amount of time that you provided services to The Hartford for the three (3) year period immediately before the Transition Period. The Hartford warrants that it will assign you services as provided above so that you satisfy the above minimum requirements.

2.1.2
New Opportunities. During the Transition Period, you shall be permitted to explore future employment opportunities, including doing preliminary work on new business opportunities, which are intended to begin following the Separation Date, provided that you do not receive any compensation during the Transition Period for any such activities or become an employee of any person or entity other than The Hartford during the Transition Period. Section 9(a) of the 2006 Employment Agreement or any similar provision in any other agreement with The Hartford (including without limitation in any equity grants or benefit plans) shall not apply to such activities.

2.2	Payments
2.2.1	Transition Pay. During the Transition Period described above, you will continue to be paid your current base salary amount, minus required withholding for taxes and deductions (“Transition Pay”).
2.2.2
Severance Payment. In accordance with Section 5 of the 2006 Employment Agreement in connection with a Termination Without Cause, you will receive a one-time lump sum payment equal to two times the sum of your current base salary and 2009 target bonus (“Severance Payment”). The Severance Payment will be paid within the 10-day period following January 4, 2010. This Severance Payment will not be considered earnings for purposes of The Hartford’s benefit plans.

2.2.3
Vested Benefits Enhancement. Since your Termination Without Cause will occur after July 1, 2009, you acknowledge that you will not be entitled to the Vested Benefits Enhancement (as defined in Section 5(d) of the 2006 Employment Agreement) upon such termination.

2.2.4
Bonus. As previously discussed, you will not receive a bonus for 2008, but you will receive a pro rata target bonus for 2009 following the Separation Date. This bonus will not be considered earnings for purposes of The Hartford’s benefit plans. This bonus shall be paid in accordance with the terms of the 2006 Employment Agreement.

2.3	Other Benefits and Compensation. During and after the Transition Period, you will be eligible for certain employee benefit plans only as detailed below.
2.3.1
Pension. You will receive pension payments in accordance with the Rule of 80 pursuant to the terms of the applicable pension plans. Subject to you providing services pursuant to Section 2.1.1 above, The Hartford represents that you will satisfy the Rule of 80.

2.3.2
LongTerm Incentives. You will not receive an equity award for 2009. Otherwise, all of your outstanding equity and equity-based awards will continue to operate in accordance with the terms of the applicable plan and the underlying agreements. Your employment will continue through the end of the Transition Period to the extent relevant in determining your rights in respect of these awards and agreements.

2.3.2.1	HIG Restricted Stock Units. Restricted stock units will vest pro rata as of the Separation Date.
2.3.2.2
Stock Options. Unvested stock options will be treated in accordance with Section 5(d) of your 2006 Employment Agreement as applicable to a Termination Without Cause, based on retirement eligibility as of the Separation Date.

2.3.2.3	Performance Shares. Performance shares will vest pro rata as of the Separation Date, based on retirement eligibility.
2.3.2.4	Restricted Stock. All restrictions on any outstanding shares will immediately lapse on the Separation Date.
2.4
Paid Time Off (“PTO”). During the Transition Period, you will be deemed to have used any 2008 carryover and/or 2009 accrued PTO such that as of your Separation Date, there will be no accrued PTO remaining to be paid.

2.5
Income Protection and Business Travel Accident Plans. Pursuant to the terms of the applicable plan, you are covered under these plans only for a disability arising or an accident occurring through the last day you are actively working. You will be considered actively working during the Transition Period.

2.6
Welfare Benefits Continuation and Retiree Health. Following the Separation Date, you will receive Welfare Benefits Continuation as provided in Section 5(d) of your 2006 Employment Agreement. During the Transition Period, your welfare benefits will continue in the same manner and to the same extent as immediately prior to beginning of the Transition Period, except to the extent such welfare benefits are modified for all executive officers of The Hartford. The Hartford acknowledges that you have qualified for retiree health and shall have the rights to such benefits upon any termination, subject to the terms of the applicable retiree heath plan as modified from time to time.

2.7
Outplacement Assistance. The Hartford will provide you with twelve (12) months of outplacement services through an executive outplacement firm to be selected by The Hartford and by you. To initiate the process, please contact Eileen Whelley at (860) 547-4125. You may begin utilizing these services at any time following your execution of this Agreement.

3.0	YOUR OBLIGATIONS
3.1	Trade Secrets and Confidential Information. You agree to abide by the terms and provisions as set forth in Section 9(b) of the 2006 Employment Agreement.

You hereby acknowledge your obligations under The Hartford’s Insider Trading Policies, which will remain in effect and enforceable, notwithstanding Section 5.4, the termination of your employment with The Hartford or the occurrence of the Separation Date. You further agree that your obligations under The Hartford’s Insider Trading Policies shall continue until the second trading day following the filing by The Hartford with the SEC of The Hartford’s quarterly report on Form 10-Q for the quarter ended September 30, 2009.

3.2	Return of Hartford Property. You agree to abide by the terms and provisions as set forth in Section 9(d) of the 2006 Employment Agreement.
3.3
No Assistance. You agree that neither you nor anyone acting at your direction will knowingly and intentionally encourage or induce any person or entity, including but not limited to any past, present, or prospective employee, consultant, contractor, vendor, supplier, customer or competitor of any Hartford Entity to bring claims, complaints or suits of any kind whatsoever against said entities relating to matters related to your employment period with The Hartford. You further agree that you will not knowingly or intentionally provide information or consulting advice or assist in any manner any such person or entity asserting any claim relating to matters related to your employment period with The Hartford against or relating to any Hartford Entity with regard to such claim unless compelled to do so by a subpoena of a court of competent jurisdiction or in connection with a governmental or regulatory inquiry.

3.4
Cooperation. Following the termination of your employment, you may, from time to time, be called upon by The Hartford or its representatives to furnish information and/or reasonable assistance concerning matters on which you worked in the past. Without additional compensation for your time, you agree, upon reasonable notice and at times mutually convenient, to render such assistance if requested. You expressly agree to make yourself reasonably available at the request of The Hartford to provide information and/or reasonable assistance and cooperation in any investigations of any Hartford Entity and the defense of any litigation against any Hartford Entity relating to matters with which you were involved or have knowledge of as a result of your employment with The Hartford; provided, however, the timing and location of such cooperation shall be in a manner that does not interfere with your business or employment obligations. The Hartford will reimburse you for all reasonable expenses incurred in connection with rendering any such assistance. You shall not be obligated to perform the services provided for in this Section 3.4 to the extent any investigation or matter in your good faith judgment could create a claim against you personally for which you are not fully indemnified by The Hartford and fully covered by The Hartford’s directors and officers liability insurance.

3.5
2006 Employment Agreement. Your obligations as set forth in this Section 3.0 are in addition or a supplement to, and not in replacement of, your duties, obligations and covenants under Section 9 of the 2006 Employment Agreement, which are hereby affirmed, except as otherwise provided herein, and will continue in full force and effect.

4.0	RELEASE
4.1
In General. You fully, irrevocably and unconditionally release all Claims (as such term is defined in Section 4.3), and irrevocably agree not to bring any Claim that you may have against the Released Parties. You also agree as a condition to the receipt of the amounts otherwise payable to you under Section 2.2.2 to execute an additional release, within 30 days following the expiration of the Transition Period, in favor of the Released Parties (as defined below) and covering any claims (other than those excepted from such release) that may arise from the date hereof until the end of the Transition Period (and including your termination of employment as of the end of the Transition Period) and which shall be substantially in the form of the release contained in this Section 4.0 and is not broader or impose additional obligations to you other than as provided in this Section 4.0.

4.2
Released Parties. The Released Parties means each Hartford Entity, all of their current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity and limited to such capacities, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

4.3
Claims Released. For purposes of this agreement, “Claims” means all known and unknown claims, promises, causes of action, obligations, judgments, damages, liabilities or similar rights of any type that you presently may have or that may hereafter arise, of whatever kind or character, both in law and in equity (“Claims”), in respect of any matter, cause, or thing that you now have or may have arising out of or in connection with your employment with The Hartford existing up to the Separation Date, and without limiting the generality of the foregoing, in respect to all matters which could be raised in a court of competent jurisdiction, with respect to the Released Parties. You understand that the Claims you are releasing might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

•
Anti-discrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting discrimination.

•
Federal employment statutes, such as the WARN Act, which require that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

•
Other laws, such as any federal, state, or local laws providing workers’ compensation benefits, mandating leaves of absence, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

4.4
Unknown Claims. You understand that you are releasing Claims that you may not know about. That is your knowing and voluntary intent even though you recognize that someday you might regret having signed this Release. Nevertheless, you are assuming that risk and you agree that this Release shall remain effective in all respects in any such case. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown claims (such as California Civil Code Section 1542). You understand the significance of doing so.

4.5
Exclusions. This Section 4.0, however, shall not affect: (i) any rights that you may have under this Agreement; (ii) your right of indemnification, to directors and officers liability insurance coverage and to advancement of legal fees (as provided in Section 4(e) of the 2006 Employment Agreement, in any other agreement, policy or plan, or in any organizational document, at law or otherwise); (iii) vested benefits under any employee benefit plan, policy or arrangement, including but not limited to those set forth in the last section of this Section 4.5; (iv) your right to retiree health benefits (subject to the terms of the applicable retiree heath plan as modified from time to time); (v) any claims or rights that cannot be waived by law; (vi) your rights as shareholder of The Hartford; or (vii) your rights to (A) any compensation that is earned but unpaid; (B) any business expense reimbursement that has been incurred but unpaid, (C) the vesting and exercise of any equity grant; or (D) any payment under Section 6(f) of the 2006 Employment Agreement, if any. It shall also not affect any rights that you may have under:

•	The Hartford’s Retirement Plan for U.S. Employees;
•	The Hartford Excess Pension Plan II;
•	The Hartford Investment and Savings Plan;
•	any Hartford liability insurance policy as an insured;
•	the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) to continue group health coverage; or
•	state worker’s compensation laws to receive benefits for compensable injuries,
5.0	MISCELLANEOUS
5.1	Modification. This Agreement may be modified only by a written amendment duly signed by both parties.
5.2
Severability. If a court of competent jurisdiction or any arbitral panel finds that any provision of this Agreement is invalid, illegal or unenforceable, in any respect, then such invalidity, illegality or unenforceability shall not affect or impair any other remaining provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein. Moreover, if a court of competent jurisdiction or arbitral panel finds that any provision of this Agreement is excessively broad, then such provision shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

5.3	No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.
5.4
All Terms. This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof, and there are no other agreements or understandings, oral or written, between the parties with regard to the subject matter hereof, with the exception of the 2006 Employment Agreement and the Amendment.

5.5	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Connecticut.
5.6
Arbitration. Any dispute whatsoever relating to the interpretation, validity, or performance of this Agreement, which cannot be resolved by the parties to this Agreement, shall be resolved in accordance with the terms of the 2006 Employment Agreement.

5.7	Notices. All notices, requests and demands given to or made pursuant to this Agreement shall be given in accordance with the terms of the 2006 Employment Agreement.
5.8	Injunctive Relief and Other Remedies. Section 9(e) of the 2006 Employment Agreement shall continue to apply as provided therein.
5.9
Attorney Consultation. This is a legal document that includes the terms of your separation from The Hartford, your legal rights and a release of claims. You are advised to consult with an attorney prior to executing this Agreement.

5.10	No Admission. This Agreement is not and shall not be considered an admission of any wrongdoing on the part of you or The Hartford.
6.0	AFFIRMATIONS
You affirm and agree to the following:
6.1
Tax Liability. To the extent that any federal or state taxes may be due or payable from you as a result of any payments made to you under the terms of this Agreement, you will have sole responsibility for the payment of such taxes.

6.2	No Pending Charges or Lawsuits. You have not filed or caused to be filed, and you presently are not a party to, any claim, complaint, or action against The Hartford in any forum or form.
6.3	No Work-Related Injuries or Diseases. You have no known workplace injuries or occupational diseases.
6.4	No Entitlement to Payments. But for your agreement to the terms herein, you would not otherwise be entitled to all payments made to you by The Hartford pursuant to this Agreement.
6.5	Comprehension of Terms. You are able to read the language and understand the meaning and effect of this Agreement.

6.6
Revocation. You acknowledge that you have seven (7) calendar days from the date that you sign this Agreement to revoke it by sending written notice in accordance with Section 5.7. Any revocation within this period must be submitted, in writing, to the undersigned and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered or mailed and postmarked within seven (7) calendar days of your execution of this Agreement. Your waiver of the claims that you have or may have under the ADEA shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or a State of Connecticut legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. If you revoke this Agreement, then you will be obligated to repay The Hartford the total value of any consideration provided to you in exchange for your acceptance of this Agreement and will thereby automatically, without the requirement of any further act by you or The Hartford, fully, irrevocably and unconditionally waive all rights to the performance by The Hartford of any of its obligations hereunder.

6.7
Reasonable Time to Review. You have had a reasonable time to review and consider this Agreement and the information provided and could have had more time up to and including twenty-one (21) calendar days from the date of this Agreement, and you did not want or request additional time beyond the date of executing this Agreement. Note that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

Signed this 24th day of February 2009.

Thomas M. Marra

/s/ Thomas M. Marra Thomas M. Marra

Witness

/s/ Kathryn McNulty-Cheon Witness Signature

Kathryn McNulty-Cheon Printed Name

On behalf of The Hartford Financial Services Group, Inc.

/s/ Eileen G. Whelley Eileen G. Whelley
Executive Vice President, Human Resources
Date: February 24, 2009